Exhibit 99.1

RXO Delivers Strong Third-Quarter Results with Profitable Growth and Continued Market Share Gains

•Profit exceeded outlook, primarily driven by continued Brokerage outperformance.
•Brokerage full-truckload volume improved every month and grew by 3% year over year; gross profit per load increased by 31% sequentially, driven by spot mix of 51%.
•Strength across Complementary Services, including 5% year-over-year stop growth in Last Mile and ~$140 million of freight under management awarded to Managed Transportation.
•Announced that C.H. Robinson has agreed to purchase RXO; transaction expected to close in the first half of 2027.

CHARLOTTE, N.C. – October 29, 2026 – RXO (NYSE: RXO) today reported strong third-quarter financial results.

RXO Chairman and CEO Drew Wilkerson said, “We exceeded the high end of our third-quarter profit outlook, demonstrating the momentum we’re building across RXO. We continued to take market share in Brokerage, and achieved a 3 percent increase in truckload volume, outperforming the market. We achieved a 900 basis-point sequential increase in truckload spot mix, which helped drive the best sequential improvement in gross profit per load in more than four years. Complementary Services also contributed to our strong results, with Last Mile stops up 5 percent. Additionally, Managed Transportation was awarded approximately $140 million in freight under management.”

Wilkerson continued, “As we move toward the pending acquisition by C.H. Robinson, our priorities remain unchanged. We’re staying close to our customers, listening to their needs and helping them navigate an evolving freight market. Our team remains focused on delivering the best service, solutions, innovation and relationships in the industry, and we have strong momentum heading into the fourth quarter.”

Companywide Results

RXO’s revenue was $1.9 billion for the third quarter, compared to $1.4 billion in the third quarter of 2025. Gross margin was 14.6%, compared to 16.5% in the third quarter of 2025.

The company reported third-quarter 2026 GAAP net income of $3 million, compared to a net loss of $14 million in the third quarter of 2025. The third-quarter 2026 GAAP net income included $7 million in transaction, integration, restructuring and other costs. Adjusted net income in the quarter was $16 million, compared to adjusted net income of $2 million in the third quarter of 2025.

Adjusted EBITDA was $51 million, compared to $32 million in the third quarter of 2025. Adjusted EBITDA margin was 2.7%, compared to 2.3% in the third quarter of 2025.

GAAP earnings per share were impacted $0.07, net of tax, by transaction, integration, restructuring and other costs, and amortization of intangibles. For the third quarter, RXO reported GAAP diluted earnings per share of $0.02. Adjusted diluted earnings per share was $0.09.
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Brokerage

Volume in RXO’s Brokerage business increased by 2% year over year in the third quarter. Truckload volume improved every month throughout the quarter and increased by 3%. Less-than-truckload volume increased by 2%.

Truckload spot mix was 51% of volume in the quarter, up from 29% in the third quarter of 2025 and up from 42% in the second quarter of 2026. This helped drive the largest sequential gross profit per load growth rate in more than four years.

Brokerage gross margin was 12.6% in the third quarter.

Complementary Services

Managed Transportation was awarded approximately $140 million of freight under management in the third quarter.

Last Mile stops increased by 5% year over year.

RXO’s complementary services gross margin was 18.7% for the quarter.

C.H. Robinson Transaction

As announced on October 5, 2026, RXO entered into a definitive agreement to be acquired by C.H. Robinson in a stock-and-cash transaction for an implied value of $5.8 billion as of the announcement. The transaction is expected to close in the first half of 2027, subject to customary closing conditions, including regulatory and shareholder approval.

More details and discussion of RXO’s financial performance can be found in the quarterly report on Form 10-Q for the quarter ended September 30, 2026.

Given the proposed transaction with C.H. Robinson, RXO will not be hosting an earnings conference call.

About RXO

RXO (NYSE: RXO) is a leading provider of asset-light transportation solutions. RXO offers tech-enabled truck brokerage services together with complementary solutions including managed transportation and last mile delivery. The company combines massive capacity and cutting-edge technology to move freight efficiently through supply chains across North America. The company is headquartered in Charlotte, N.C. Visit  RXO.com  for more information and connect with RXO on Facebook, X, LinkedIn, Instagram and YouTube.

Media Contact
Nina Reinhardt
nina.reinhardt@rxo.com

Investor Contact
Kevin Sterling
kevin.sterling@rxo.com

RXO 3Q 2026 Earnings Press Release | 2

Non-GAAP Financial Measures
We provide reconciliations of the non-GAAP financial measures contained in this release to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to this release.
The non-GAAP financial measures in this release include: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”); adjusted EBITDA margin; and adjusted net income and adjusted diluted income per share (“adjusted EPS”).
We believe that these adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not reflect, or are unrelated to, RXO’s core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.
Adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted EPS include adjustments for transaction and integration costs, as well as restructuring costs and other adjustments as set forth in the attached tables. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating RXO’s ongoing performance.
We believe that adjusted EBITDA and adjusted EBITDA margin improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments that management has determined do not reflect our core operating activities and thereby assist investors with assessing trends in our underlying business. We believe that adjusted net income and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs that management has determined do not reflect our core operating activities, including amortization of acquisition-related intangible assets, transaction and integration costs, restructuring costs and other adjustments as set out in the attached tables, and thereby may assist investors with comparisons to prior periods and assessing trends in our underlying business.
Forward-looking Statements
This release includes forward-looking statements, including statements relating to the expected timing of the closing of the proposed transaction with C.H. Robinson. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "predict," "should," "will," "expect," "project," "forecast," "goal," "outlook," "target,” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.
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These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement governing the proposed transaction; the risk that the conditions to the closing of the proposed transaction are not satisfied, including the risk that required approvals of the transaction from the stockholders of RXO or from regulators are not obtained; the risk that the proposed transaction may not be completed on the anticipated terms, in a timely manner or at all; uncertainties as to the timing of the consummation of the proposed transaction and the ability of each party to consummate the proposed transaction; competition and pricing pressures; economic conditions generally; fluctuations in fuel prices; increased carrier prices; severe weather, natural disasters, terrorist attacks or similar incidents that cause material disruptions to our operations or the operations of the third-party carriers and independent contractors with which we contract; our dependence on third-party carriers and independent contractors; labor disputes or organizing efforts affecting our workforce and those of our third-party carriers; legal and regulatory challenges to the status of the third-party carriers with which we contract, and their delivery workers, as independent contractors, rather than employees; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; the impact of potential cyber-attacks and information technology or data security breaches; our ability to integrate machine learning and artificial technologies to deliver our services and operate our business; issues related to our intellectual property rights; our ability to access the capital markets and generate sufficient cash flow to satisfy our debt obligations; litigation that may adversely affect our business or reputation; increasingly stringent laws protecting the environment, including transitional risks relating to climate change, that impact our third-party carriers; governmental regulation and political conditions; our ability to attract and retain qualified personnel; our ability to successfully implement our cost and revenue initiatives and other strategies; our ability to successfully manage our growth; our reliance on certain large customers for a significant portion of our revenue; damage to our reputation through unfavorable publicity; our failure to meet performance levels required by our contracts with our customers; the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; and the impact of the separation on our businesses, operations and results. All forward-looking statements set forth in this release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

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RXO, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions, shares in thousands, except per share amounts)	2026	2025	2026	2025
Revenue	$1,871	$1,421	$5,070	$4,273
Cost of transportation and services (exclusive of depreciation and amortization)	1,538	1,137	4,181	3,408
Direct operating expense (exclusive of depreciation and amortization)	58	48	161	143
Sales, general and administrative expense	223	208	631	632
Depreciation and amortization expense	28	26	80	88
Transaction and integration costs	1	5	7	18
Restructuring costs	6	4	20	21
Operating income (loss)	$17	$(7)	$(10)	$(37)
Other expense (income)	1	(1)	2	1
Debt extinguishment loss	—	—	11	—
Interest expense, net	10	9	28	26
Income (loss) before income taxes	$6	$(15)	$(51)	$(64)
Income tax provision (benefit)	3	(1)	(9)	(10)
Net income (loss)	$3	$(14)	$(42)	$(54)

Earnings (loss) per share
Basic	$0.02	$(0.08)	$(0.25)	$(0.32)
Diluted	$0.02	$(0.08)	$(0.25)	$(0.32)

Weighted-average common shares outstanding
Basic	169,674	168,578	169,475	168,377
Diluted	172,006	168,578	169,475	168,377
RXO 3Q 2026 Earnings Press Release | 5

RXO, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
(Dollars in millions, shares in thousands, except per share amounts)	2026	2025
ASSETS
Current assets
Cash and cash equivalents	$25	$17
Accounts receivable, net of $15 and $16 in allowances, respectively	1,478	1,226
Other current assets	104	74
Total current assets	1,607	1,317
Long-term assets
Property and equipment, net of $429 and $381 in accumulated depreciation, respectively	124	134
Operating lease assets	203	238
Goodwill	1,111	1,111
Identifiable intangible assets, net of $195 and $164 in accumulated amortization, respectively	422	453
Other long-term assets	29	24
Total long-term assets	1,889	1,960
Total assets	$3,496	$3,277
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$708	$539
Accrued expenses	432	397
Short-term debt and current maturities of long-term debt	35	17
Short-term operating lease liabilities	67	75
Other current liabilities	13	10
Total current liabilities	1,255	1,038
Long-term liabilities
Long-term debt and obligations under finance leases	461	387
Deferred tax liabilities	38	51
Long-term operating lease liabilities	164	191
Other long-term liabilities	62	69
Total long-term liabilities	725	698
Commitments and Contingencies
Equity
Preferred stock, $0.01 par value; 10,000 shares authorized; 0 shares issued and outstanding as of September 30, 2026 and December 31, 2025	—	—
Common stock, $0.01 par value; 300,000 shares authorized; 164,945 and 164,160 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	2	2
Additional paid-in capital	1,946	1,929
Accumulated deficit	(426)	(384)
Accumulated other comprehensive loss	(6)	(6)
Total equity	1,516	1,541
Total liabilities and equity	$3,496	$3,277

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RXO, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
(In millions)	2026	2025
Operating activities
Net loss	$(42)	$(54)
Adjustments to reconcile net loss to net cash from operating activities
Depreciation and amortization expense	80	88
Stock compensation expense	21	22
Deferred tax benefit	(12)	(15)
Impairment of operating lease assets	1	3
Debt extinguishment loss	11	—
Other	8	7
Changes in assets and liabilities
Accounts receivable	(261)	120
Other current assets and other long-term assets	(35)	20
Accounts payable	175	(74)
Accrued expenses, other current liabilities and other long-term liabilities	32	(73)
Net cash provided by (used in) operating activities	(22)	44
Investing activities
Payment for purchases of property and equipment	(42)	(43)
Proceeds from sale of property and equipment	—	1
Business acquisition, net of cash acquired	—	(10)
Other	—	(4)
Net cash used in investing activities	(42)	(56)
Financing activities
Proceeds from borrowings on revolving credit facilities	931	471
Repayment of borrowings on revolving credit facilities	(882)	(438)
Proceeds from issuance of debt	400	—
Repurchase of debt	(362)	—
Repayment of debt and finance leases	(2)	(1)
Payment for debt issuance costs	(9)	—
Payment for equity issuance costs	—	(1)
Payment for tax withholdings related to vesting of stock compensation awards	(4)	(20)
Other	—	(10)
Net cash provided by financing activities	72	1
Effect of exchange rates on cash, cash equivalents and restricted cash	—	2
Net increase (decrease) in cash, cash equivalents and restricted cash	8	(9)
Cash, cash equivalents, and restricted cash, beginning of period	18	35
Cash, cash equivalents, and restricted cash, end of period	$26	$26
Supplemental disclosure of cash flow information:
Leased assets obtained in exchange for new operating lease liabilities	$37	$38
Leased assets obtained in exchange for new finance lease liabilities	1	—
Cash paid for income taxes, net	6	6
Cash paid for interest, net	14	17
Purchases of property and equipment in accounts payable, accrued expenses and other liabilities	2	12
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RXO, Inc.
Revenue Disaggregated by Service Offering
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2026	2025	2026	2025
Revenue
Truck brokerage	$1,433	$1,039	$3,879	$3,131
Last mile	334	305	943	898
Managed transportation	163	137	430	416
Eliminations	(59)	(60)	(182)	(172)
Total	$1,871	$1,421	$5,070	$4,273
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RXO, Inc.
Reconciliation of Net Income (Loss) to Adjusted EBITDA and Adjusted EBITDA Margin
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2026	2025	2026	2025
Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$3	$(14)	$(42)	$(54)
Interest expense, net	10	9	28	26
Income tax provision (benefit)	3	(1)	(9)	(10)
Depreciation and amortization expense	28	26	80	88
Transaction and integration costs	1	5	7	18
Restructuring and other costs	6	7	22	24
Debt extinguishment loss	—	—	11	—
Adjusted EBITDA (1)	$51	$32	$97	$92

Revenue	$1,871	$1,421	$5,070	$4,273
Adjusted EBITDA margin (1) (2)	2.7%	2.3%	1.9%	2.2%

(1)See the “Non-GAAP Financial Measures” section of the press release.
(2)Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

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RXO, Inc.
Reconciliation of Net Income (Loss) to Adjusted Net Income and Adjusted Diluted Income Per Share
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions, shares in thousands, except per share amounts)	2026	2025	2026	2025
Reconciliation of Net Income (Loss) to Adjusted Net Income and Adjusted Diluted Income Per Share
Net income (loss)	$3	$(14)	$(42)	$(54)
Amortization of intangible assets	10	10	31	36
Transaction and integration costs	1	5	7	18
Restructuring and other costs	6	7	22	24
Debt extinguishment loss	—	—	11	—
Income tax associated with adjustments above (1)	(4)	(6)	(16)	(20)
Discrete tax item	—	—	(3)	—
Adjusted net income (2)	$16	$2	$10	$4

Adjusted diluted income per share (2)	$0.09	$0.01	$0.06	$0.02

Weighted-average common shares outstanding
Diluted	172,006	169,265	171,142	169,185

(1)The tax impact of non-GAAP adjustments represents the tax benefit (expense) calculated using the applicable statutory tax rate that would have been incurred had these adjustments been excluded from net income (loss). Our estimated tax rate on non-GAAP adjustments may differ from our GAAP tax rate due to differences in the methodologies applied.
(2)See the “Non-GAAP Financial Measures” section of the press release.

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RXO, Inc.
Calculation of Gross Margin and Gross Margin as a Percentage of Revenue
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions)	2026	2025	2026	2025
Revenue
Truck brokerage	$1,433	$1,039	$3,879	$3,131
Complementary services (1)	497	442	1,373	1,314
Eliminations	(59)	(60)	(182)	(172)
Revenue	$1,871	$1,421	$5,070	$4,273

Cost of transportation and services (exclusive of depreciation and amortization)
Truck brokerage	$1,252	$899	$3,428	$2,700
Complementary services (1)	345	298	935	880
Eliminations	(59)	(60)	(182)	(172)
Cost of transportation and services (exclusive of depreciation and amortization)	$1,538	$1,137	$4,181	$3,408

Direct operating expense (exclusive of depreciation and amortization)
Truck brokerage	$—	$—	$1	$1
Complementary services (1)	58	48	160	142
Direct operating expense (exclusive of depreciation and amortization)	$58	$48	$161	$143

Direct depreciation and amortization expense
Truck brokerage	$1	$—	$1	$—
Complementary services (1)	1	2	5	7
Direct depreciation and amortization expense	$2	$2	$6	$7

Gross margin
Truck brokerage	$180	$140	$449	$430
Complementary services (1)	93	94	273	285
Gross margin	$273	$234	$722	$715

Gross margin as a percentage of revenue
Truck brokerage	12.6%	13.5%	11.6%	13.7%
Complementary services (1)	18.7%	21.3%	19.9%	21.7%
Gross margin as a percentage of revenue	14.6%	16.5%	14.2%	16.7%

(1)Complementary services include last mile and managed transportation services.
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